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                        TOTAL RENAL CARE HOLDINGS, INC.
                                                                    Exhibit 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense and amortization of financing costs, the estimated interest component of rental expense on operating leases and preferred stock dividends. In 1995, we changed our fiscal year end to December 31 from May 31.

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
                                                   Seven months                              Nine months
                                                       ended                                    ended
                            Years ended May 31,    December 31,   Years ended December 31,  September 30,
                          ----------------------- --------------- ------------------------ ---------------
                           1993    1994    1995    1994    1995    1995    1996     1997    1997    1998
                          ------- ------- ------- ------- ------- ------- ------- -------- ------- -------
                                          (in thousands, except for ratio
                                                       data)
Income before income
taxes, minority
interest, extraordinary
items and cumulative
effect of a charge in
accounting principle....  $15,932 $18,753 $24,323 $14,174 $26,436 $39,685 $60,945 $ 99,741 $71,744 $29,641
Minority Interest.......      775   1,046   1,593     878   1,784   2,544   3,578    4,502   3,193   4,817
                          ------- ------- ------- ------- ------- ------- ------- -------- ------- -------
                           15,157  17,707  22,730  13,296  24,652  37,141  57,367   95,239  68,551  24,824
                          ------- ------- ------- ------- ------- ------- ------- -------- ------- -------
Fixed Charges:

Interest expense and
amortization of debt
issuance costs and
discounts on all
indebtedness............    1,442   1,575   9,087   4,676   8,007  13,375  14,075   30,289  18,512  61,869
Preferred dividends.....    2,075
Interest portion of
rental expense..........    1,352   1,926   2,475   1,438   1,950   3,347   5,301    8,196   5,761   9,531
                          ------- ------- ------- ------- ------- ------- ------- -------- ------- -------
Total fixed charges.....    4,869   3,501  11,562   6,114   9,957  16,722  19,376   38,485  24,273  71,400
                          ------- ------- ------- ------- ------- ------- ------- -------- ------- -------
Earnings before income
taxes, minority
interest, extraordinary
items, cumulative effect
of a change in
accounting principle and
fixed charges...........  $20,026 $21,208 $34,292 $19,410 $34,609 $53,863 $76,743 $133,202 $92,824 $96,224
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Ratio of earnings to
fixed charges...........     4.11    6.06    2.97    3.17    3.48    3.22    3.96     3.47    3.82    1.35
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